Exhibit 10.1

GREATER BAY

BANCORP

CHANGE IN CONTROL PAY PLAN I

(Amended and Restated Effective June 19, 2007)

GREATER BAY BANCORP CHANGE IN CONTROL PAY PLAN I

Amended and Restated Effective June 19, 2007

ARTICLE I

PURPOSE

GREATER BAY BANCORP (the “Company”) established, effective as of January 1, 1998, the Change in Control Pay Plan I, as amended and restated effective as of August 21, 2001, and as of January 1, 2005, to provide severance benefits to eligible Employees whose employment terminates in connection with a Change in Control. The Company hereby further amends and restates such plan, effective as of June 19, 2007, in accordance with the terms set forth hereunder. The intent of the plan is to ensure all eligible Employees have reasonable protection related to any event as specified in this plan.

ARTICLE II

EFFECTIVE DATE

All of the policies and practices of each Member Company regarding severance, or similar payments upon employment termination on account of a Change in Control are hereby superseded by this plan which shall be known as the GREATER BAY BANCORP Change in Control Pay Plan I (the “Plan”), effective June 19, 2007.

ARTICLE III

DEFINITIONS

Section 3.1 Affiliated Company means:

(a)	Any corporation (other than the Company) that is included in a controlled group of corporations, within the meaning of Code Section 414(b), that includes the Company, and

(b)	Any trade or business (other than the Company) that is under common control with the Company within the meaning of Code Section 414(c), and

(c)	Any member (other than the Company) of an affiliated service group, within the meaning of Code Section 414(m), that includes the Company, and

(d)	Any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

Section 3.2 Base Benefit means the severance benefit payable to a Participant in accordance with Articles IV and V of the Plan, the amount of which is based upon such Participant’s Pay and his title or position in a Member Company as of the date he terminates employment with the Member Company on account of a Change in Control.

Section 3.3 Board of Directors means the board of directors of the Company.

Section 3.4 Cause means any of the following:

(a)	The Employee’s violation of any state or federal banking or securities law; or

(b)	The Employee’s violation of the Bylaws, rules, policies or resolutions of the Company; or

(c)	The Employee’s violation of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company or any Associated Company; or

(d)	The Employee’s conviction of any felony; or

(e)	The Employee’s commitment of an act involving moral turpitude, fraud, misappropriation, embezzlement or other dishonest conduct; or

(f)	The Employee’s failure to comply with any material terms or conditions of employment as established by the Company, or any applicable employment agreement or any written policies or directives of the Company; or

(g)	The Employee’s failure to properly perform his assigned work duties, which has not been appropriately corrected within 30 days or other established period following written notice from the Company of such failure.

Section 3.5 Change in Control means the first to occur of any of the following events:

(a)	Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Company’s capital stock entitled to vote in the election of directors, other than a group of two or more persons not (i) acting in concert for the purpose of acquiring, holding or disposing of such stock or (ii) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change in Control;

(b)	During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the adopting of this Plan, individuals who, at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section 3.5) whose appointment to the Board of Directors or nomination for election to the Board of Directors was approved by a vote of at least a majority of the directors then still in office, either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)	The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (i) a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger or (ii) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them;

(d)	The sale or transfer of substantially all of the Company’s assets to one or more persons that are not related (as defined in clause (c) of this Section 3.5) to the Company immediately prior to the sale or transfer.

Section 3.6 Code means the Internal Revenue Code of 1986, as amended.

Section 3.7 Committee means the Benefits Administration Committee appointed by the Compensation Committee of the Company’s Board of Directors or such other person or persons as the Board of Directors or the Compensation Committee of the Board of Directors may designate from time to time.

Section 3.8 Company means GREATER BAY BANCORP.

Section 3.9 Effective Date means June 19, 2007.

Section 3.10 Employee means (1) any full-time employee of a Member Company or (2) any regular part-time employee of a Member Company. For purposes of this Section 3.10, “full-time employee” shall mean an employee of a Member Company who is regularly scheduled to work at least forty (40) hours per week for twelve (12) months each year. Notwithstanding the foregoing, with respect to employees of a Member Company which requires fewer than forty (40) hours per week for classification as a full-time employee, “full-time employee” shall be defined according to such Member Company’s administrative policy and practice. “Regular part-time” employee shall mean any employee of a Member Company who is not a temporary or fixed term employee and is regularly scheduled to work at least twenty (20) hours per week for twelve (12) months each year, but fewer hours than necessary to classify him as a full-time employee.

Section 3.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.12 Member Company means the Company or an Affiliated Company, provided that the Compensation Committee of the Company’s Board of Directors consents to the participation of any such Affiliated Company in the Plan with respect to eligible Employees of such Affiliated Company.

Section 3.13 Participant means an Employee who satisfies the requirements under Section 4.1 of the Plan.

Section 3.14 Pay means an Employee’s current annual rate of regular base salary or wages on the date of termination of employment with a Member Company and the average of the annual cash incentive bonuses (other than any long-term cash incentives and warrant payment plans) paid to (or payable to but deferred by) an Employee over the three-year period immediately preceding the calendar year in which the date of his termination of employment on account of a Change in Control occurs, excluding: (i) overtime or shift pay, (ii) commissions or draws from commission, (iii) incentive plans, programs or policies maintained by ABD Insurance and Financial Services and its Subsidiaries, (iv) signing bonuses or retention pay, (v) warrant income, (vi) premiums, supplements, imputed income, living, auto or other allowances or (vii) any other extra pay. The average of such annual cash incentive bonuses shall be the sum of such annual cash incentive bonuses received by the Employee for each calendar year in the three-year period with respect to which the Employee was eligible to receive an annual cash incentive bonus, divided by the number of calendar years (not exceeding three) that the Employee was eligible to receive such an annual cash incentive bonus. In calculating such average, any partial calendar year of employment commencing on or before September 30 of such year shall be treated as a full calendar year (i.e., both the year and any actual bonus amount for such year shall be included in the calculation of average bonus), and any partial calendar year of employment commencing after September 30 shall be ignored (i.e., both the year and any bonus amount for such year shall be excluded from the calculation of average bonus).

Section 3.15 Plan means the Greater Bay Bancorp Change in Control Pay Plan I.

Section 3.16 Plan Year means each twelve (12) consecutive month period from January 1 through December 31.

Section 3.17 Designated Employee means each of the employees who are specifically identified on Schedule A.

Section 3.18 Year of Service means a twelve (12)-continuous month period beginning on an Employee’s most recent date of hire (or rehire), and each twelve (12)-continuous month period beginning on the anniversary of such hire (or rehire) date, during which the Employee remains continuously employed by a Member Company.

ARTICLE IV

ELIGIBILITY FOR BENEFITS

Section 4.1 Employees Eligible for Severance Benefits. Except as provided in this Section 4.1 and in Sections 4.2 and 4.3 and subject to Section 5.6, an Employee whose employment is terminated by a Member Company or successor employer on or after the effective time of the Change in Control shall be eligible for a Base Benefit if:

(a)	Subject to Sections 4.2 and 4.3, the Employee’s employment is terminated as a result of a Change in Control (or constructively terminated by not being provided a Comparable Position (as defined in Section 4.3)) within one (1) year following the effective time of the Change in Control (the “effective time” of the Change in Control will have the same meaning provided in Section 7.2); and

(b)	The Employee’s employment is not terminated for Cause; and

(c)	The Employee executes a waiver and release agreement in such form as determined by the Committee (the “Waiver and Release Agreement”) and returns the Waiver and Release Agreement to the Member Company within the time period (not to exceed 45 days or such longer period as may be required by applicable law) specified in the Waiver and Release Agreement.

For purposes of this Section 4.1, termination of employment includes termination of a Comparable Position that the Employee has accepted pursuant to an offer described in Section 4.2(b) below.

Section 4.2 Employees Not Eligible For Severance Benefits. An Employee shall not be entitled to a Base Benefit set forth in Article V if:

(a)	The Employee has in force prior to the Effective Date an employment contract or severance agreement with a Member Company that includes provision for the payment of severance benefits upon the termination of employment with the Member Company upon a Change in Control, unless such severance benefits are less than the Base Benefit provided for in the Plan (in which case the Employee shall be entitled to the Base Benefit provided in the Plan in lieu of the severance benefits provided under such agreement); or

(b)	The Employee is provided a Comparable Position (as defined in Section 4.3 below) by the successor employer or by a Member Company, regardless of whether the Employee accepts the offer; or

(c)	The Employee’s employment is involuntarily terminated for Cause; or

(d)	The Employee fails to perform his assigned job duties through the date specified by a Member Company as his termination date; or

(e)	The Employee accepts an offer of employment by a Member Company after the Company’s public announcement of the event or events that subsequently constitute the Change in Control; or

(f)	The Employee fails to return a properly executed Waiver and Release Agreement on a timely basis.

Section 4.3 Comparable Position. For purposes of Section 4.2, a “Comparable Position” shall mean a position that meets the following two requirements and such other requirements set forth below as are applicable to the Employee:

(a)	Provides a regular base salary or hourly wage rate that is not less than one hundred percent (100%) of the regular base salary or hourly wage rate of the position held by the Employee immediately prior to the effective time of the Change in Control;

(b)	Is based at a principal place of employment that would not require the Employee to increase his normal one-way commute from his home to the new primary work site by more than thirty-five (35) miles each way;

In addition, for an Employee who is a non-exempt staff member, a new position shall not be considered a Comparable Position if the position entails a material change (reduction or increase) in the number of scheduled work hours per pay period or in scheduled shift worked (but not in scheduled days of the week worked) from those worked by the Employee immediately prior to the effective time of the Change in Control.

An Employee’s employment shall be considered terminated by a Member Company as a result of a Change in Control for purposes of Section 4.1 above, without a Comparable Position being provided for purposes of Section 4.2 above, if (i) the Employee’s position is changed such that it would no longer be considered a Comparable Position under the criteria set forth above, or (ii) any successor in interest to the Member Company pursuant to the Change in Control fails to assume all obligations of the Member Company under this Plan, or (iii) the Member Company or its successor materially breaches any provision of this Plan pertaining to the Employee or materially breaches any material agreement between the Member Company or its successor and the Employee, in each case which condition continues after written notice from the Employee to the Member Company or its successor given within 90 days of the Change in Control and a reasonable opportunity by the Member Company or its successor to correct any such condition within 30 days following receipt of such notice.

ARTICLE V

SEVERANCE BENEFITS

Section 5.1 Calculation of Severance Benefit. Subject to the provisions of Sections 4.1, 4.2, 4.3 and 5.6, a Participant whose employment is terminated (or constructively terminated by not being offered a Comparable Position as defined in Section 4.3) as a result of a Change in Control, shall be entitled to receive a Base Benefit under this Plan as follows:

(a)	Designated Employees. A Participant who is a Designated Employee shall be entitled to receive a Base Benefit equal to the number of months of Pay set forth on Schedule A.

(b)	Senior Vice Presidents and Executive Vice Presidents. A Participant who is a Senior Vice President, Executive Vice President or a Specialty Finance Business Unit President of a Member Company who is not a member of the Senior Management Council and is not a Designated Employee shall be entitled to receive a Base Benefit equal to twelve (12) months of Pay.

(c)	Vice Presidents and Assistant Vice Presidents. A Participant who is a Vice President or Assistant Vice President of a Member Company shall be entitled to receive a Base Benefit equal to six (6) months of Pay.

(d)	Exempt and Non-Exempt Staff. Employees of a Member Company who are either exempt or non-exempt staff shall be entitled to receive a Base Benefit equal to the greater of (i) three (3) months of Pay or (ii) two weeks of Pay for each full Year of Service.

A Participant shall not be entitled to a Base Benefit under more than one of the subsections (a) through (d) above.

Participants entitled to a Base Benefit shall also receive the following severance benefits: (1) for a period equivalent to the number of months (weeks) of Pay on which the Base Benefit is determined, health care benefits (or COBRA coverage) under the Company’s group health care plans then in effect on terms offered to current employees, to the extent such coverage is available and timely elected by the Participant under such Company plans, and, if under COBRA coverage, until such earlier time as the Participant has other group healthcare coverage or has declined COBRA coverage; (2) outplacement services deemed appropriate by the Committee; and (3) a pro-rated bonus for work performed during the year in which employment termination occurs under the bonus program applicable to the Participant for such year. Proration of the bonus amount shall be based on the number of months the Participant was employed during the year of termination and the performance level of the Participant, subject to the Participant achieving at least a satisfactory performance evaluation for such year.

For purposes of calculating a Participant’s severance benefits under Section 5.1(d), the Plan shall take into account only consecutive Years of Service beginning with the Participant’s most recent date of hire or rehire and it shall not take into account partial Years of Service, nor shall a Participant receive severance benefits for years of Service for which he previously received severance benefits under the Plan.

Section 5.2 Golden Parachute Restriction.

(a)

Reduction for “Parachute Payment.” Notwithstanding anything above in this Article V, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefit provided for in Section 5.1, together with any other payments which the Participant has the right to receive from a Member Company would constitute a

“parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance benefit shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Participant from a Member Company will be One Dollar ($1.00) less than three (3) times the Participant’s base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code.

(b)	Deferred Compensation and Reimbursements Exception. In no circumstances will a Member Company reduce the severance benefits payable to a Participant on account of the restrictions of this Section 5.2 by the amounts the Participant has the right to receive under an executive deferred compensation plan of the Member Company (Deferred Compensation Plan), amounts paid or payable to the Participant under such a Deferred Compensation Plan to reimburse him either fully or partially for excise tax and/or income tax on the reimbursement (gross up amounts), or amounts paid or payable to the Participant as indemnification for attorney’s fees and legal expenses.

(c)	Determination of Reduction. The determination as to whether any reduction in the severance benefit is necessary shall be made by a Participant’s Member Company in good faith, and the determination shall be conclusive and binding on the Participant.

(d)	Repayment of Excess Amount. If through error or otherwise the Participant should receive payments under this Plan, together with other payments the Participant has the right to receive from a Member Company, excluding Deferred Compensation Plan payments in excess of One Dollar ($1.00) less than three times his base amount, the Participant shall immediately repay the excess to the Member Company upon notification that an overpayment has been made.

Section 5.3 Payment of Benefits. The Company shall pay severance benefits to a Participant whose employment is terminated on account of a Change in Control in the form of a lump sum. The Company shall make such lump sum payment as soon as administratively practicable and in no event later than thirty (30) days following the receipt by the Company of a timely and properly executed Waiver and Release Agreement. Notwithstanding the foregoing, if any payment hereunder is considered “nonqualified deferred compensation” that is to be made to a Participant who is a “specified employee,” in each case as defined and determined for purposes of Code Section 409A, within six months following a Participant’s termination of employment, then such payment shall be delayed and paid on the first day of the seventh calendar month following the Participant’s termination of employment to the extent that such payment is not otherwise exempt from the application of the 20% excise tax under Code Section 409A.

Section 5.4 Payment Offset. A Member Company reserves the right to offset the benefits payable under Section 5.1 by any advance, loan or other monies a Participant owes the Member Company. All applicable federal, state and local taxes shall be withheld from all severance payments.

Section 5.5 Unfunded Plan. The obligations of a Member Company under this Plan may be funded through contributions to a trust or otherwise, but the obligations of the Member Company are not required to be funded under this Plan unless required by law. Nothing contained in this Plan shall give a Participant any right, title or interest in any property of the Member Company.

Section 5.6 Prohibition Against Golden Parachute Payments. Notwithstanding any provision of the Plan to the contrary, no Participant who is an institution affiliated party as the term is defined in Section 359.1(h) of the Federal Deposit Insurance Corporation Rules and Regulations (“FDIC Rules and Regs”) shall be entitled to the payment of any severance benefit under the Plan to the extent that such payment shall be deemed a “golden parachute payment” as the term is defined in FDIC Rules and Regs. Section 359.1(f)(i)(ii) or (iii).

ARTICLE VI

ADMINISTRATION

Section 6.1 Plan Administration. The Company shall be the administrator of the Plan for purposes of Section 3(16) of ERISA and shall have responsibility for complying with any ERISA reporting and disclosure rules applicable to the Plan for any Plan Year.

Section 6.2 Plan Committee. In all respects other than as provided in Section 6.1, the Plan shall be administered and operated by the Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred to the Committee elsewhere in the Plan or by law, the Committee shall have, by way of illustration but not by way of limitation, the following discretionary powers and authority:

(a)	To allocate fiduciary responsibilities among the named fiduciaries and to designate one or more other persons to carry out fiduciary responsibilities. However, no allocation or delegation under this Section 6.2(a) shall be effective until the person or persons to whom the responsibilities have been allocated or delegated agree to assume the responsibilities;

(b)	To designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities;

(c)	To employ such legal, accounting, clerical, and other assistance as it may deem appropriate in carrying out the provisions of this Plan, including one or more persons to render advice with regard to any responsibility any fiduciary may have under the Plan;

(d)	To establish rules and procedures from time to time for the conduct of the Committee’s business and the administration and effectuation of this Plan;

(e)	To administer, interpret, construe and apply this Plan. To decide all questions which may arise or which may be raised under this Plan by any Employee, Participant, former Participant or other person whatsoever, including but not limited to all questions relating to eligibility to participate in the Plan, the amount of service of any Participant, and the amount of benefits to which any Participant may be entitled;

(f)	To determine the manner in which the severance benefits of this Plan, or any part thereof, shall be administered; and

(g)	To perform or cause to be performed such further acts as it may deem to be necessary, appropriate or convenient in the efficient administration of the Plan.

Any action taken in good faith by the Committee in the exercise of discretionary authority conferred upon it by this Plan shall be conclusive and binding upon the Participants. All discretionary powers conferred upon the Committee shall be absolute. However, all discretionary powers shall be exercised in a uniform and nondiscriminatory manner.

Section 6.3 Named Fiduciary. The members of the Committee shall be named fiduciaries with respect to this Plan for purposes of Section 402 of ERISA.

Section 6.4 Indemnification of Committee. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each other fiduciary with respect to this Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary’s gross negligence or willful misconduct. A fiduciary shall not be responsible for any breach of responsibility of any other fiduciary except to the extent provided in Section 405 of ERISA.

Section 6.5 Claims Procedure.

(a)	Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Committee in writing by an applicant (or his authorized representative). The address for the Committee is:

Plan Committee

c/o Human Resources

Greater Bay Bancorp

1900 University Avenue, Suite 600

East Palo Alto, CA 94303

(b)	Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Committee must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)	a description of any additional information or material that the Committee needs to complete the review and an explanation of why such information or material is necessary; and

(iv)	an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 6.5(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Committee receives the application, unless special circumstances require an extension of time, in which case, the Committee has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the application.

(c)	Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Committee within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Plan Committee

Greater Bay Bancorp

1900 University Avenue, Suite 600

East Palo Alto, CA 94303

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his representative) shall have the opportunity to submit (or the Committee may require the applicant to submit) written comments, documents, records, and other information relating to his claim. The applicant (or his representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)

Decision on Review. The Committee will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the review. The Committee will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Committee confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)	a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim (excluding those protected by legal privilege); and

(iv)	a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e)	Rules and Procedures. The Committee will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)	Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 6.5(a) above, (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.5(c) above, and (iv) has been notified that the Committee has denied the appeal. Notwithstanding the foregoing, if the Committee does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 6.5, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1 Before Change in Control. This Plan may be amended from time to time, or terminated at any time at the discretion of the Board of Directors by a written resolution adopted by a majority of the Board of Directors, provided, however, that no amendment or termination shall adversely affect the right of a Participant to receive a severance benefit that the Participant has accrued on account of his termination of employment as a result of a Change in Control.

Section 7.2 After Change in Control. Notwithstanding the foregoing, the Plan may not be amended or participation discontinued after the effective time of a Change in Control. For purposes of this Plan, the “effective time” of a Change in Control shall have the same meaning provided in the agreement governing the transactions which give rise to the Change in Control.

ARTICLE VIII

GENERAL

Section 8.1 Payment Out of General Assets. The benefits and costs of this Plan shall be paid by the Company and each Member Company out of their general assets.

Section 8.2 Welfare Benefit Plan. This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1), Subtitle A of Title 1 of ERISA. The Plan will be interpreted to effectuate this intent.

Section 8.3 Gender. The masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun and the singular pronoun shall include the plural pronoun and the plural pronoun shall include the singular pronoun, unless the context clearly indicates otherwise.

Section 8.4 Limitation on Participant’s Rights. Nothing in this Plan shall be construed to guarantee terminated Employees any right to be recalled or rehired by a Member Company.

Section 8.5 Severability. If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts, which shall be enforced as if the illegal or invalid provision had not been included in this Plan.

Schedule A

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